Exhibit 99.1



TO:      Liz Claiborne, Inc. Directors and Officers Subject to Section 16

FROM:    Nicholas Rubino

CC:      Roberta S. Karp

DATE:    August 15, 2003

RE:      RESTRICTION ON TRADING LIZ CLAIBORNE EQUITY SECURITIES
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The Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the "Savings
Plan") will be entering a blackout period (the "Savings Plan Blackout Period") due to the transitioning of investment, trustee and recordkeeping services in connection with the Savings Plan from American Express to Fidelity Investments. During the Savings Plan Blackout Period, Savings Plan participants will be subject to restrictions on executing transactions in their Savings Plan accounts, including changing how participant contributions are invested, receiving distributions or loans and transferring balances among Plan funds. Participants under the Savings Plan were notified of the Savings Plan Blackout Period by notice delivered by first class mail on August 11, 2003.

The Savings Plan Blackout Period commences at 4:00 p.m. (Eastern time) on Tuesday, September 16, 2003 and is currently expected to end the week of October 19, 2003. Pursuant to rules under the Sarbanes-Oxley Act of 2002, you may not acquire, sell or otherwise transfer any equity security of the Company, including stock options, during the Savings Blackout Period. You can call me at 201-295-7837 during the week of October 19 to find out whether the Savings Blackout Period has ended. In addition, there are narrow exemptions to the trading prohibition; if you want to discuss these, please call me.

The Savings Plan Blackout Period coincides with our regular quarterly blackout period, which begins at the close of business on Friday, September 26, 2003 (one week before the close of our fiscal quarter) and ends on the close of business on Friday, October 31 (one business day after the date of the release of our quarterly earnings). Accordingly, in light of the Savings Plan Blackout Period, the effective blackout period will begin 4:00 p.m. (Eastern time) on Tuesday, September 16, 2003 and end 4:00 p.m. (Eastern time) on Friday, October 31, 2003.

While we anticipate a smooth transition with respect to the Savings Plan, you will be notified in the unlikely event that an extension of the Savings Plan Blackout Period is required past October 31.

As a matter of policy, notwithstanding whether or not we are in a blackout period, you need to always preclear any transaction in Company stock with either Robbie Karp or myself.

Please direct any questions regarding the blackout period and the changes in the Savings Plan to me at 201-295-7837, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047.